Exhibit 99.2

Dear Senior Subordinated Note Subscriber,

I’m writing to update you about the delay in the filing of our Quarterly Report on Form 10-Q for our first quarter, which was due by the extended deadline of May 19, 2008. We currently estimate that we will file the Form 10-Q, issue an earnings press release and schedule a conference call to discuss the first quarter’s results by June 12, 2008. However, we cannot control the timing of those actions with certainty because they depend on the resolution of complex accounting issues resulting from our recent financing transaction, as discussed below.

In order to finalize our Form 10-Q, we need to, among other things, complete the valuation analysis and accounting for the March 31, 2008 Senior Subordinated Secured Note transaction, which requires a comprehensive probability weighted valuation assessment of the notes, the various categories of warrants and the Principal Participation Agreement that were issued. This is a complex accounting, valuation and legal analysis that would be difficult even if it were not the case that the Company and its advisors are responding to SEC and NYSE inquiries regarding the restatement of our 2007 audited financial statements and other matters. The valuation analysis will determine the original issue discount on the Senior Subordinated Notes and will have implications for our GAAP and tax accounting reports going forward, all of which are of great importance to the Company and our investors. Accordingly, we believe that it is in the best interests of the Company and its shareholders for us to take the time needed to thoroughly and comprehensively evaluate and review these matters.

This delay in filing our Form 10-Q impacts the timing of several other pending transactions. Until the Form 10-Q is filed, we cannot file (1) the prospectus supplements for the registration of resales of Senior Subordinated Notes and common stock issued upon exercise of warrants, or (2) the Registration Statement on Form S-4 and related documents relating to the exchange offer for our preferred stock.

In light of these delays, and the likelihood of SEC review and comment on the exchange offer documents and the significant period of time that the exchange offer must remain open, we are requesting a 90 day extension of the Escrow Agreement to September 30, 2008. This would permit the $200 million currently held in escrow to be maintained to fund the exchange offer. Under the Escrow Agreement, we need each investor’s consent to retain its funds in escrow.

We regret any inconvenience these delays may cause you. Rest assured we are working diligently with our advisors to complete the Form 10-Q and other documents mentioned above as quickly as possible. It is critical for the Company and your ultimate investment return that we successfully complete the preferred stock exchange offer. We therefore hope you will continue to maintain your current investment commitment to the Company by consenting to the extension of the Escrow Agreement as we work to return to normalized business operations.

If you have any questions, please feel free to call our Investor Relations Department at 505-989-1900.

Regards,

Larry Goldstone